EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:	John C. Thomas, Jr. Chief Financial Officer 919-872-5578	Lynn H. Morris Sr. Manager Investor Relations & Corporate Operations 919-872-5578

DARA BioSciences, Inc. and Point Therapeutics, Inc. Announce

Consummation of Merger

RALEIGH, NC and WELLESLEY HILLS, MA, FEBRUARY 12, 2008 – DARA BioSciences, Inc. (“DARA”) and Point Therapeutics, Inc. (“Point”) (NASDAQ: POTP) announced the consummation of their merger transaction, effective as of the close of business on February 12, 2008.

The merger was completed after approval by the respective stockholders of DARA and Point. Immediately prior to the consummation of the merger, Point effected a reverse stock split of its common stock pursuant to which each 40 shares of Point common stock issued and outstanding was converted into one share of Point common stock. As a result of the merger, DARA stockholders will receive 1.031406 shares of Point common stock for each share of DARA common stock and preferred stock held immediately prior to the transaction.

In making the announcement, DARA’s Chairman Richard A. Franco, Sr., commented, “We are pleased to have completed this transaction and appreciate the confidence of the stockholders of DARA and Point as evidenced by their votes.”

Upon consummation of the merger, DARA became a wholly-owned subsidiary of Point, and Point changed its name to DARA BioSciences, Inc. The combined company’s common stock will continue to trade on the NASDAQ Capital Market under the symbol “DARA.” Additionally, the Board of Directors and executive officers of DARA will lead the combined company.

About DARA BioSciences, Inc.

DARA BioSciences™, Inc. (“DARA”) is a Raleigh, North Carolina-based development-stage pharmaceutical company that acquires promising therapeutic molecules and medical technologies directly or through investment in established companies. DARA focuses its therapeutic development efforts on small molecules from late preclinical development through phase 2 clinical trials. DARA is developing a portfolio of therapeutic candidates for neuropathic pain, metabolic diseases including type 2 diabetes, and dermatological disorders. DARA has licensed promising drug development candidates from Kirin Pharmaceuticals of Japan, Bayer Pharmaceuticals Corporation, Massachusetts General Hospital and Nuada LLC.

As of February 13, 2008, DARA will trade on the NASDAQ Capital Market under the ticker symbol “DARA”.

For more information please contact the Company at 919-872-5578 or visit our web site at www.darabiosciences.com.

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